Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion by reference in the Registration Statement on Form S-4, of our report dated March 27, 2015, relating to the consolidated financial statements of Amboy Aggregates Joint Venture and Subsidiaries and Lower Main Street Development, LLC (A Limited Liability Company), as of December 31, 2014 and the related consolidated statements of income and partners’ capital and cash flows for the years then ended, which appear in Great Lakes Dredge & Dock Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission on February 28, 2017.

/s/ WithumSmith+Brown, PC

New Brunswick, New Jersey

August 10, 2017